Exhibit 99.1

Neal Goldner Investor Relations 407-206-6149 Investor@mvwc.com

Cameron Klaus Global Communications 407-206-6300 media@mvwc.com
James Hunter to Transition from Role as General Counsel After Nearly 20 Years with Marriott Vacations Worldwide
ORLANDO, Fla. — March 6, 2026 — Marriott Vacations Worldwide Corporation (NYSE: VAC) (“MVW” or the “Company”) announced today that, after nearly 20 years with the Company, Executive Vice President and General Counsel, James Hunter (“Jim”) will transition from his role on March 9, 2026 and retire on April 1, 2026.
“On behalf of our Board of Directors and associates, I thank Jim for his long‑standing service and the contributions he has made to our Company,” said Matt Avril, Chief Executive Officer of MVW.
Hunter began his in‑house legal career at Marriott International, Inc. (“Marriott”) in 1994, supporting global development and expansion initiatives. After leading legal support for Marriott’s growth across Asia‑Pacific, he relocated to Orlando in 2006 to lead the Law Department of Marriott Vacation Club International, overseeing significant expansion and the launch of the Marriott Vacation Club Destinations points product. He subsequently played a key role in the 2011 spin‑off that formed Marriott Vacations Worldwide Corporation and later led legal support for MVW’s merger with ILG in 2018.
Throughout his tenure, Hunter was known for building and developing high‑performing teams, with several former team members advancing to general counsel roles at other organizations.
Hunter has also been a longstanding leader within the vacation ownership industry, including serving as a principal architect of the current Code of Ethics of the American Resort Development Association (“ARDA”) and chair of the ARDA General Counsel Council. In addition, as part of his continued community involvement, Hunter will assume the role of president of Florida Citrus Sports in April 2026.
Hunter will remain with MVW in an advisory role through April 1, 2026 to assist with the transition.
“I am proud to have been part of this Company’s story and grateful to the colleagues, Board members, and industry partners who made it possible,” said Hunter.
About Marriott Vacations Worldwide Corporation
Marriott Vacations Worldwide Corporation is a leading global vacation company that offers vacation ownership, exchange, rental and resort and property management, along with related businesses, products, and services. The Company has 120 vacation ownership resorts and approximately 700,000 owner families in a diverse portfolio that includes some of the most iconic vacation ownership brands. The Company also operates an exchange network and membership programs comprised of more than 3,200 affiliated resorts in over 90 countries and territories, and provides management services to other resorts and lodging properties. As a leader and innovator in the vacation industry, the Company upholds the highest standards of excellence in serving its customers, investors and associates while maintaining exclusive, long-term relationships with Marriott International, Inc. and an affiliate of Hyatt Hotels Corporation for the development, sales and marketing of vacation ownership products and services. For more information, please visit www.marriottvacationsworldwide.com.